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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM N-8A

          NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                     OF THE INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration, submits the following information:

Name:                                         MERCURY INDEX FUNDS, INC.

Address of Principal Business Office
  (No. & Street, City, State, Zip Code):      P.O. Box 9011, Princeton, N. J.
                                                08543-9011

Telephone Number (including area code):       (609) 282-2800

Name and address of agent for service
  of process:                                 Terry K. Glenn
                                              Mercury Index Funds, Inc.
                                              P.O. Box 9011
                                              Princeton, New Jersey 08543-9011

CHECK APPROPRIATE BOX:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                 X      Yes              No
                ---              ---

     Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the Township of Plainsboro and State of New Jersey on the 4th day of October, 1999.

                              MERCURY INDEX FUNDS, INC.

                              By: /s/ Terry K. Glenn
                                  ----------------------------------

                                   Name:  Terry K. Glenn
                                   Title: President


Attest: /s/ Allan J. Oster
        ----------------------
        /s/ Fabio Battaglia
        ----------------------